Exhibit 5.1

mwe.com

June 6, 2022

CHW Acquisition Corporation

Manhattanville Road, Suite 403

Purchase, NY 10577

Ladies and Gentlemen:

We have acted as counsel to CHW Acquisition Corporation, a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of (i) 69,627,500 shares (the “Shares”) of Wag! Group Co.’s (“New Wag!”) common stock, par value $0.0001 per share (the “New Wag! Common Stock”) and (ii) 16,738,636 warrants to purchase New Wag! common stock (the “Warrants”), in connection with the Business Combination Agreement, dated as of February 2, 2022, by and among the Company, CHW Merger Sub Inc. (“Merger Sub”) and Wag Labs, Inc. (“Wag!”) (as may be amended from time to time, the “Business Combination Agreement”), providing for the merger of Merger Sub with and into Wag!, with Wag! as the surviving entity and wholly owned subsidiary of New Wag!.

The Shares consist of: (i) 12,500,000 shares of New Wag! common stock resulting from the automatic conversion of 12,500,000 of the Company’s issued and outstanding ordinary shares, par value $0.0001 per share (the “ordinary shares”) that were sold pursuant to CHW’s registration statement on Form S-1 (File Nos. 333-254422 and 333-259182) as part of the units in CHW’s initial public offering (the “IPO”), by operation of law, on a one-for-one basis, into 12,500,000 shares of New Wag! common stock upon effectiveness of the Domestication (such resulting shares of New Wag! common stock, the “Domestication Public Shares”), (ii) 3,125,000 shares of New Wag! common stock resulting from the automatic conversion of the Company’s issued and outstanding ordinary shares held by CHW Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and certain anchor investors, by operation of law, on a one-for-one basis, into shares of New Wag! common stock upon effectiveness of the Domestication and in accordance with the Business Combination Agreement, prior to the forfeiture (“Forfeiture”) by the CHW Founder Shareholders (as defined in the Registration Statement) of an aggregate of up to 360,750 shares of New Wag! common stock (such aggregate 3,125,000 shares of New Wag! common stock prior to giving effect to the Forfeiture, the “Domestication Founder Shares”), (iii) 62,500 shares of New Wag! common stock resulting from the automatic conversion of ordinary shares issued to the designees of the underwriters of the IPO on the date of the IPO, by operation of law, on a one-for-one basis, into shares of New Wag! common stock upon effectiveness of the Domestication (such resulting shares of New Wag! common stock, the “Domestication Representative Shares” and together with the “Domestication Public Shares” and “Domestication Founder Shares”, the “Domestication Shares”); (iii) 53,640,000 shares of New Wag! common stock issuable as merger consideration pursuant to the Business Combination Agreement (such shares, the “Merger Consideration Shares”); and 300,000 shares of New Wag! common stock to members of the pet wellness and welfare community as identified by our officers and directors pursuant to the Business Combination Agreement (such shares, the “Community Shares”).

June 6, 2022

In connection with and immediately prior to the consummation of the business combination contemplated by the Business Combination Agreement (the “Business Combination”), the Company will change its jurisdiction of incorporation (the “Domestication”) by effecting a deregistration under the Cayman Islands Companies Law (2021 Revision) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) simultaneously with a certificate of incorporation (the “Certificate of Incorporation”), in each case in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). The Domestication is expected to be effectuated immediately prior to the consummation of the Business Combination (the “Closing”) and is subject to the approval of the shareholders of the Company. We herein refer to the Company following effectiveness of the Domestication and simultaneous with the Closing as Wag! Group Co.

Upon effectiveness of the Domestication and in accordance with the Business Combination Agreement, the Company’s currently issued and outstanding ordinary shares will automatically convert by operation of law, on a one-for-one basis, into shares of New Wag! common stock. The CHW Founder Shareholders will then subsequently forfeit an aggregate of up to 360,750 shares of common stock pursuant to the terms of the CHW Founders Stock Letter, dated February 2, 2022, by and among the Company, the Sponsor, Jonah Raskas and Mark Grundman (as may be amended from time to time, the “CHW Founders Stock Letter”). Similarly, all of the Company’s outstanding warrants will become warrants to acquire the corresponding shares of New Wag! common stock and no other changes will be made to the terms of any outstanding warrants as a result of the Domestication. The Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Business Combination Agreement by the Company’s shareholders as well as completion of the Domestication.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Business Combination Agreement;

3.	the CHW Founders Stock Letter;

4.	the Stockholder Support Agreement;

5.	the form of Certificate of Incorporation of New Wag! to be effective upon the Closing;

6.	the form of bylaws of New Wag! to be effective upon the Closing (the “Bylaws”); and

June 6, 2022

7.	the Warrant Agreement, dated as of August 30, 2021, between the Company and Vstock Transfer LLC (the “Warrant Agreement”).

In addition, we have examined originals or copies of such corporate records of the Company that we have considered appropriate; resolutions of the board of directors of the Company relating to, among other things, the Registration Statement, the Business Combination and the Domestication, certified by the Company; and such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have further assumed that, before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Business Combination Agreement, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL, will have been satisfied or duly waived.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.	Prior to effecting the Domestication: (i) the Registration Statement, as finally amended, will have become effective under the Act; (ii) the shareholders of the Company will have approved, among other things, the Business Combination Agreement and the Domestication; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

2.	The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the DE Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the DE Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

June 6, 2022

3.	Each ordinary share outstanding immediately prior to the effectiveness of the Domestication was duly authorized, validly issued, fully paid and non-assessable under the laws of the Cayman Islands and has been entered in the register of members (shareholders).

4.	Prior to effecting the issuance of the Community Shares, all necessary action, including the adoption of resolutions by the board of directors of the Company, will have been taken under the applicable laws of Delaware to authorize the issuance of the Community Shares.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.	Upon the effectiveness of the Domestication, the Domestication Shares will be duly authorized, validly issued, fully paid and non-assessable.

2.	The Merger Consideration Shares and Community Shares will have been duly authorized by all necessary corporate action on the part of New Wag! and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Business Combination Agreement, the Merger Consideration Shares and Community Shares will be validly issued, fully paid and non-assessable.

3.	Upon effectiveness of the Domestication, each Warrant will be a valid and binding obligation of New Wag!, enforceable against New Wag! in accordance with its terms, except that (i) the enforceability of the Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP